Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Earnings for the 2nd Quarter of 2008

East Syracuse, New York (July 31, 2008) – Beacon Federal Bancorp, Inc. (“the Company”) announced today net income for the quarter ended June 30, 2008 of $833,000, compared to net income of $691,000 for the quarter ended June 30, 2007.  Basic and diluted earnings per share were $0.12 for the quarter ended June 30, 2008.  The increase in net income reflected an increase in net interest income and non-interest income, partially offset by an increase in non-interest expense, provision for loan losses and income tax expense.

Ross J. Prossner, President and CEO, said “We are pleased to report a 21% increase in our quarterly net income when compared to the June 2007 quarter.  Our performance was achieved through a higher level of net interest income attributable to growth in net interest-earning assets as a result of our 2007 stock offering.  Net income was higher, despite an increase in the provision for loan losses of $1.1 million ($1.5 million for the June 2008 quarter versus $464,000 for the June 2007 quarter) and an impairment loss of $273,000 on our FNMA and FHLMC preferred stock.  Although our ratio of non-performing loans to total loans increased to 0.52% at June 30, 2008 from 0.18% at March 31, 2008, it is still lower than our peers of 1.12% at March 31, 2008.”

Net interest income increased 65% to $6.2 million for the quarter ended June 30, 2008 from $3.8 million for the quarter ended June 30, 2007.  This increase was due primarily to an increase in net interest-earning assets of $125.8 million for the quarter ended June 30, 2008, compared to $44.1 million for the quarter ended June 30, 2007.  Additionally, the interest rate spread improved by 11 basis points to 2.14%.

Non-interest income increased 36% to $1.1 million for the quarter ended June 30, 2008 from $790,000 for the quarter ended June 30, 2007.  Non-interest income increased due to higher service charges on deposit accounts and an increase in cash surrender value of the Bank’s investment in bank-owned life insurance.

Provision for loan losses increased to $1.5 million for the quarter ended June 30, 2008 from $464,000 for the comparable 2007 period.  The increase in the provision for loan losses resulted from an increase in nonperforming commercial real estate and commercial business loans, higher level of charge-offs in the commercial and consumer lending areas, an increase in assets classified as special mention and overall growth of the loan portfolio.

Non-interest expense increased 42% to $4.2 million for the quarter ended June 30, 2008 from $3.0 million for the quarter ended June 30, 2007.  The increase was due primarily to higher salaries and employee benefits, including ESOP and SERP expenses, IT consulting fees, telephone expenses, audit and examination expenses, impairment writedown of $273,000 on securities, insurance costs, personnel recruitment expenses, provision for losses of $69,000 on secondary market loan commitments, and other non-interest expenses, including costs related to operating as a public company.

Income taxes increased due to a higher level of pre-tax income and effective tax rate.  The effective tax rate was 45.1% for the three months ended June 30, 2008, compared to 37.7% for the three months ended June 30, 2007.  The effective tax rate was higher due primarily to the nondeductible impairment writedown on securities.

Total assets increased $109.6 million to $987.6 million at June 30, 2008 from $878.0 million at December 31, 2007, as a result of a $40.0 million increase in net loans, a $52.6 million increase in securities, a $2.3 million increase in Federal Home Loan Bank of New York stock and a $11.4 million increase in cash and cash equivalents, funded by a $70.0 million increase in deposits and a $42.2 million increase in borrowings, offset by a decrease of $3.5 million in stockholders’ equity.

Stockholders’ equity decreased $3.5 million, or 3.1%, to $109.7 million at June 30, 2008 from $113.2 million at December 31, 2007, as a result of an increase of $5.3 million in the unrealized loss on securities, net of taxes and cash dividends of $274,000, partially offset by net income of $1.8 million for the six months ended June 30, 2008 and ESOP expenses.  The increase in the unrealized loss on securities, net of taxes, resulted from increased risk premiums demanded from investors due to the continued turmoil in the financial markets resulting from the “subprime mortgage crisis.“  Management does not believe that an adverse change in the cash flows of the underlying securities has occurred.  Accordingly, the declines in value were not considered to be other than temporary.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in     East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt  and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  In June 2008, the Company broke ground on a 45,000 square foot building in East Syracuse.  The Company will lease the building and site bringing the total number of Beacon branches to eight.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	June 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$987,627	$877,990
Cash and cash equivalents	25,582	14,148
Securities available for sale, at fair value	149,850	92,859
Securities held to maturity	25,144	29,488
Loans, net	748,973	708,993
Federal Home Loan Bank of New York stock, at cost	13,383	11,117
Deposits	584,462	514,488
FHLB advances	249,007	226,815
Securities sold under agreement to repurchase	40,000	20,000
Stockholders' equity	109,700	113,174

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2008	2007	2008	2007	2008	2007
	(Unaudited)		(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,933	$10,180	$27,569	$19,277	$13,636	$9,097
Interest expense	7,735	6,418	15,796	12,244	8,061	5,826
Net interest income	6,198	3,762	11,773	7,033	5,575	3,271
Provision for loan losses	1,530	464	2,430	657	900	193
Net interest income after
provision for loan losses	4,668	3,298	9,343	6,376	4,675	3,078
Non-interest income	1,074	790	2,244	1,542	1,170	752
Non-interest expense	4,225	2,979	8,460	6,085	4,235	3,106
Income before income taxes	1,517	1,109	3,127	1,833	1,610	724
Income tax expense	684	418	1,330	698	646	280
Net income	$833	$691	$1,797	$1,135	$964	$444
Basic and diluted earnings per share	$0.12	N/A	$0.26	N/A	0.14	N/A

Financial Ratios:
Return on average assets (annualized)	0.35%	0.42%	0.38%	0.36%
Return on average equity (annualized)	2.94%	6.16%	3.18%	5.12%
Average interest rate spread (annualized)	2.14%	2.03%	2.02%	1.96%
Net interest margin (annualized)	2.65%	2.32%	2.56%	2.25%
Non-performing loans to total loans	0.52%	0.10%	0.52%	0.10%
Non-performing assets to total assets	0.42%	0.11%	0.42%	0.11%
Annualized net charge-offs to average
loans outstanding	0.49%	0.01%	0.30%	0.03%
Allowance for loan losses to non-
performing loans at end of period	210.09%	NM	210.09%	NM
Allowance for loan losses to total loans
at end of period	1.08%	0.94%	1.08%	0.94%
NM Not meaningful.
N/A Not applicable.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550